Exhibit 10.1

KIMBALL ELECTRONICS, INC.
NON-EMPLOYEE DIRECTORS
STOCK COMPENSATION DEFERRAL PLAN

KIMBALL ELECTRONICS, INC.
NON-EMPLOYEE DIRECTORS STOCK COMPENSATION DEFERRAL PLAN

Kimball Electronics, Inc. hereby establishes a nonqualified deferred compensation plan for members of the Board of Directors who are not employees of the Company to be known as the Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan.
The Plan is effective as of the Effective Date, and is entitled to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for the Directors and, as such, is not an “employee benefit plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE I. GENERAL PROVISIONS.
Section 1.1    Purpose. The purpose of this Plan is to provide each Director with an opportunity to defer receipt of some or all of the shares of Common Stock payable as Fees as a means of saving for retirement or other purposes. The obligations of the Company hereunder constitute a mere promise to make the payments provided for in this Plan. No Director, his or her spouse or the estate of either of them shall have, by reason of this Plan, any right, title or interest of any kind in or to any property of the Company. To the extent any Participant has a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
Section 1.2    Definitions. The following definitions shall be applicable throughout the Plan:
(a)    “Accounting Date” means the Business Day on which a calculation concerning a Participant’s Deferred Fee Stock Account is performed, or as otherwise defined by the Committee or the Company.
(b)    “Beneficiary” means the Participant’s estate.
(c)    “Board” or “Board of Directors” means the board of directors of the Company.
(d)    “Business Day” means a day on which the NASDAQ is open for trading activity.
(e)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated pursuant thereto.
(f)    “Committee” means the Compensation and Governance Committee of the Board or its designee.

(g)    “Common Stock” means the common stock, no par value per share, of the Company.
(h)    “Company” means Kimball Electronics, Inc., an Indiana corporation, and any successor thereto.
(i)    “Corporate Human Resources” means the human resources department of the Company.
(j)    “Credit Date” means the date on which any Fees would otherwise have been paid to the Participant if such Fees were not Deferred Fees.
(k)    “Deferred Fee Stock Account” means the Company’s bookkeeping account (including subaccounts relating to each Fee Deferral Election by a Participant) for a Participant that is separately accounted for and to which Deferred Fees are credited with Stock Units attributable to the Participant’s hypothetical investment in Common Stock.
(l)    “Deferred Fees” mean the Fees elected by the Participant to be deferred pursuant to a Fee Deferral Election, and which are credited to the Participant’s Deferred Fee Stock Account.
(m)    “Designated Deferral Period” means the deferral period specified in a Fee Deferral Election, which deferral period shall specify the payment of shares of Common Stock shall be made or begin, within (or commencing within) sixty (60) days after Termination, in either a single lump sum or in three (3) substantially equal annual installments.
(n)    “Director” means any non-employee director of the Board.
(o)    “Dividend Equivalent Amounts” means the amount of dividends or other distributions to shareholders of the Company that a Participant would have received had the Participant’s Stock Units been actual shares of Common Stock as of the date of a dividend or other distribution by the Company.
(p)    “Effective Date” means October 20, 2016, the effective date of the Plan.
(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)    “Fair Market Value” means the closing price of a share of Common Stock, as reported on the NASDAQ on the date and at the time designated by the Company.
(s)    “Fee Deferral Election” means a Participant’s delivery of a notice of election to defer payment of all or a portion of his or her Fees under the terms of the Plan. Such Fee Deferral Elections shall be in the form prescribed by the Committee or the Company, comply with Code section 409A to the extent applicable, and be irrevocable except as otherwise provided in the Plan.
(t)    “Fees” mean the portion of a Director’s annual retainer fee payable to the Director in shares of Common Stock for service as a member of the Board.

(u)    “NASDAQ” means The NASDAQ Stock Market LLC.
(v)    “Participant” means a Director who elects to defer the payment of any Fees pursuant to a Fee Deferral Election.
(w)    “Personal Representative” means the person or persons who, upon the disability or incompetence of a Participant, have acquired on behalf of the Participant, by legal proceeding or otherwise, the right to receive the payments specified in this Plan.
(x)    “Plan” means this Kimball Electronics, Inc. Non-Employee Directors Stock Compensation Deferral Plan as it now exists or may be hereafter amended.
(y)    “Plan Year” means each November 1 through October 31 fiscal year during the term of this Plan, with the first Plan Year commencing on the Effective Date.
(z)    “Secretary of the Treasury” or “Treasury” means the United States Department of Treasury.
(aa)    “Stock Units” means the hypothetical Common Stock share equivalents credited to a Participant’s Deferred Fee Stock Account pursuant to this Plan with one Stock Unit representing one share of Common Stock.
(bb)    “Termination” means retirement from the Board or termination of service as a Director for any other reason that constitutes a “separation from service” within the meaning of Code section 409A and the Treasury regulations and other guidance promulgated thereunder.
(cc)    “Unforeseeable Emergency” means a severe financial hardship of a Participant (that cannot be alleviated by compensation or reimbursement received insurance companies or otherwise as provided in Treasury Regulation Section 1.409A-3(i)(3)) because of (i) an illness or accident of the Participant, the Participant’s spouse or dependent (as defined in Code section 152(a)); (ii) a loss of the Participant’s property due to casualty; or (iii) such other similar extraordinary unforeseeable circumstances because of events beyond the control of the Participant. Corporate Human Resources or its delegate shall determine whether a Participant has incurred an Unforeseeable Emergency.
Section 1.3    Shares; Adjustments In Event Of Changes In Capitalization.
(a)    Shares Authorized for Issuance. There shall be reserved for issuance under the Plan one million (1,000,000) shares of Common Stock, subject to adjustment pursuant to subsection (b) below. Such shares shall be authorized but unissued shares of Common Stock.
(b)    Adjustments in Certain Events. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to Common Stock shareholders other than ordinary cash dividends, the number or kind of shares that may be issued under the Plan shall be automatically adjusted so that the proportionate interest of the Directors shall be maintained as before the occurrence of such event. Such adjustments shall be conclusive and binding for all purposes of the Plan.
Section 1.4    Eligibility. Each Director shall be eligible to participate in the Plan.
Section 1.5    Administration. Full power and authority to construe, interpret and administer the Plan shall be vested in the Company and the Committee or one or more of their delegates. Such power and authority includes, but is not limited to, establishing deferral terms and conditions and adopting modifications and amendments to procedures as may be deemed necessary or appropriate, including, without limitation, the ability to construe and interpret provisions of the Plan, make determinations regarding law and fact, reconcile any inconsistencies between provisions in the Plan or between provisions of the Plan and any other statement concerning the Plan, whether oral or written, supply any omissions to the Plan or any document associated with the Plan, and to correct any defect in the Plan or in any document associated with the Plan. Decisions of the Company and the Committee (or their delegates) shall be final, conclusive and binding upon all parties. Day-to-day administration of the Plan shall be the responsibility of Corporate Human Resources. The administration of and all interpretations under the Plan shall be made consistent with all Code section 409A.
ARTICLE II. DIRECTOR PARTICIPATION
Each Director may become a Participant by making a Fee Deferral Election to defer all or a portion of his or her Fees pursuant to Article III in lieu of currently receiving such Fees.
ARTICLE III. DEFERRED FEE COMPENSATION
Section 3.1    Fee Deferral Elections.
(a)    General. Any Participant wishing to defer Fees under the Plan may elect to do so by completing and delivering a Fee Deferral Election on a form (which may be an online election form) prescribed by the Committee, the Company or Corporate Human Resources electing the Designated Deferral Period that includes the time and form of payment/distribution (lump sum or three (3) substantially equal annual installments commencing not later than sixty (60) days after Termination) of such amounts credited to the Participant’s Deferred Fee Stock Account. An effective Fee Deferral Election to defer Fees shall be irrevocable and may not be revoked or modified except as otherwise determined by the Company or the Committee in a manner consistent with applicable law (including, without limitation, Code section 409A) or as stated herein.
(b)    Permissible Fee Deferral Election. A Participant’s Fee Deferral Election to defer Fees may only be made before the beginning of the Plan Year in which the Fees will be earned, with one exception. The exception applies to a Participant during his or her first year of eligibility to participate in the Plan. In that event such a Participant may, if so offered by the Company or the Committee, elect to defer Fees for services performed after the Fee Deferral Election, provided that the Fee Deferral Election is made within thirty (30) days of the date the Participant first becomes eligible to participate in the Plan. Each Fee Deferral Election to defer Fees will be treated as a separate election regarding the time and form of distribution. A Fee Deferral Election shall be (i) in the form prescribed by the Committee or the Company, (ii) in accordance with such rules and procedures as may be established by the Committee or the Company, and (iii) deemed to have been made when the completed Fee Deferral Election is received and accepted by the Committee or the Company.
Section 3.2    Participant’s Deferred Fee Stock Account. For each Participant who makes a Fee Deferral Election, there shall be established a Deferred Fee Stock Account to which there shall be credited any Deferred Fees as of each Credit Date. The Deferred Fee Stock Account shall be credited on each Accounting Date with Stock Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased with the amount of such Deferred Fees at the Fair Market Value on the Accounting Date. As of the date of any Dividend Equivalent Amounts, the Participant’s Deferred Fee Stock Account shall be credited with additional Stock Units equal to the number of shares of Common Stock (including fractions of a share) that could have been purchased, at the Fair Market Value on such date, with the amount which would have been paid as Dividend Equivalent Amounts on that number of shares (including fractions of a share) of Common Stock which is equal to the number of Stock Units then credited to the Participant’s Deferred Fee Stock Account.
Section 3.3    Early Payment/Distribution.
(a)    Unforeseeable Emergency. A Participant or a Participant’s Personal Representative may submit an application for a payment/distribution from the Participant’s Deferred Fee Stock Account because of an Unforeseeable Emergency. The amount of the payment/distribution shall not exceed the amount necessary to satisfy the needs of the Unforeseeable Emergency. Such payment/distribution shall include an amount to pay taxes reasonably anticipated as a result of the payment/distribution. The amount allowed as a payment/distribution under this Article III, Section 3.3(a) shall take into account the extent to which the Unforeseeable Emergency may be relieved through reimbursement or compensation from insurance or liquidation of the Participant’s assets (but only to the extent such liquidation would itself not cause a severe financial hardship). The payment/distribution shall be made in a single sum and paid as soon as practicable (but not later than sixty (60) days) after the application for the payment/distribution on account of the Unforeseeable Emergency is approved. The provisions of this Article III, Section 3.3(a) shall be interpreted and administered in accordance with applicable guidance that may be issued by the Treasury.
(b)    Prohibition on Acceleration. Except as otherwise provided in the Plan and except as may be allowed in guidance from the Secretary of the Treasury, payments/distributions from a Participant’s Deferred Fee Stock Account may not be made earlier than the time such amounts would otherwise be paid/distributed pursuant to the terms of the Plan.

Section 3.4    Payment/Distribution. Deferred Fees credited to a Participant’s Deferred Fee Stock Account shall be paid/distributed in whole shares of Common Stock (with any fractional Stock Unit rounded up to a whole Stock Unit) pursuant to each Fee Deferral Election of a Participant.
Payments of amounts deferred by Participants pursuant to valid Fee Deferral Elections and credited to Participants’ Deferred Fee Stock Accounts shall be paid (in a lump sum or installments) in accordance with such Fee Deferral Elections. If a Participant dies prior to the payment of all amounts credited to the deceased Participant’s Deferred Fee Stock Account, the balance thereof shall be paid in whole shares of Common Stock to the Participant’s Beneficiary in a single lump sum within sixty (60) days following such Termination (provided that the Participant’s Beneficiary shall not designate (directly or indirectly) the calendar year of payment if such sixty (60) day period begins in one calendar year and ends in the next calendar year).
ARTICLE IV. MISCELLANEOUS PROVISIONS
Section 4.1    Inalienability; Unfunded Plan. The interests of a Participant and his or her Beneficiary under the Plan may not in any way be voluntarily or involuntarily transferred, alienated or assigned by a Participant or a Participant’s Beneficiary, nor be subject to attachment, execution, garnishment or other such equitable or legal process.
The Plan at all times shall be unfunded; and no provision shall be made at any time with respect to segregating assets of any Participant for the payment of any amounts hereunder. The Plan constitutes a mere promise of the Company to make payments to Participants (and, to the extent applicable, Participants’ Beneficiaries) in the future. Participants and their Beneficiaries have rights only as unsecured general creditors of the Company.
Section 4.2    Governing Law. The provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Indiana.
Section 4.3    Amendment and Termination. The Committee may amend, alter or terminate this Plan at any time; provided, however, that the Committee may not, without approval by the Board:
(a)    materially increase the number of shares of Common Stock that may be issued under the Plan (except as provided in Article I, Section 1.3),
(b)    materially modify the requirements as to eligibility for participation in the Plan, or
(c)    otherwise materially increase the benefits accruing to Participants under the Plan.
Section 4.4    Compliance with Rule 16b-3. It is the intention of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and that Participants remain non-employee Directors for purposes of administering other employee benefit plans of the Company and having such other plans be exempt from Section 16(b) of the

Exchange Act. Therefore, if any Plan provision is found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Participants from remaining non-employee Directors, that provision shall be deemed amended so that the Plan does so comply and the Participants remain non-employee Directors, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.
Section 4.5    Compliance with 409A. It is the intention of the Company and the Committee that the Plan be administered in compliance with Code section 409A and the applicable guidance issued thereunder by the Secretary of the Treasury. Any provision that is found to be inconsistent with Code section 409A or the applicable guidance issued thereunder by the Secretary of the Treasury shall be reformed and applied by the Company in a manner consistent with applicable law, as determined by the Company.
No representation is made to any Participant with respect to the tax or securities aspects or implications of the Plan; and Participants should consult with their own tax, financial and legal advisors with respect to their participation in the Plan. Neither the Company, nor any member of the Board, the Committee or Corporate Human Resources shall have any liability to any person in the event Code section 409A applies to any Account or payment under the Plan in a manner that results in adverse tax consequences for the Participant or his or her Beneficiary.
IN WITNESS WHEREOF, this the Plan is executed by Kimball Electronics, Inc. this 20th day of October, 2016.

KIMBALL ELECTRONICS, INC.

By:	/s/ Donald D. Charron
Title:	DONALD D. CHARRON Chairman of the Board and CEO